CONSENT OF INDEPENDENT AUDITORS

The Trustees
DEVCAP Shared Return Fund and
Domini Social Index Portfolio:


We consent to the use of our reports, dated September 13, 1995 with respect to the balance sheet of the DEVCAP Shared Return Fund as of September 13, 1995 and dated August 25, 1995 with respect to the financial statements of the Domini Social Index Portfolio as of and for the year ended July 31, 1995, included in the statement of additional information which statement of additional information is included herein by reference.

                                                           KPMG Peat Marwick LLP


Boston, Massachusetts
March 26, 1996